Filed Pursuant to Rule 424(b)(2)
Registration No. 333-270063
Prospectus Supplement to Prospectus dated February 27, 2023
C$650,000,000
Mondelēz International, Inc.
4.625% Notes due 2031

This is an offering of C$650,000,000 of 4.625% Notes due 2031 (the “notes”), to be issued by Mondelēz International, Inc., a Virginia corporation (“Mondelēz International”).
We will pay interest on the notes semi-annually in arrears on January 3 and July 3 of each year, beginning on January 3, 2025. The notes will bear interest at the rate of 4.625% per annum. The notes will mature on July 3, 2031. The notes will be issued in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess thereof.
We may redeem the notes at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption” in this prospectus supplement.
If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders of the notes. See “Description of Notes—Change of Control” in this prospectus supplement. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. Please read the information provided under the caption “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the notes.
See “Risk Factors” on page S-5 of this prospectus supplement to read about important factors you should consider before buying the notes.
The notes will not be listed on any securities exchange. Currently there is no public market for the notes.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	99.375%	C$	645,937,500
Underwriting Discount	0.325%	C$	2,112,500
Proceeds, Before Expenses, to Mondelēz International	99.050%	C$	643,825,000
__________________
(1)Plus accrued interest from July 3, 2024 if delivery of the notes occurs after that date.
The underwriters expect to deliver the notes to purchasers in registered book-entry form and deposited in global form through the facilities of CDS Clearing and Depository Services Inc. for the accounts of its participants on or about July 3, 2024. Investors may hold their notes outside Canada through Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”), as operator of the Euroclear System.
Joint Book-Running Managers

BofA Securities	CIBC Capital Markets	RBC Capital Markets	TD Securities
Co-Managers
BNP PARIBAS	Deutsche Bank Securities	HSBC	SOCIETE GENERALE
Prospectus Supplement dated June 26, 2024

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
The financial information presented in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement contains the terms of this offering and of the notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information contained in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.
It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under the caption “Where You Can Find More Information” in the accompanying prospectus and under the caption “Incorporation by Reference” in this prospectus supplement.
Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Mondelēz International,” the “Company,” “we,” “us” and “our” refer to Mondelēz International, Inc. and its subsidiaries. Trademarks and service marks in this prospectus supplement and the accompanying prospectus appear in italic type and are the property of or licensed by us.
References herein to “$” and “U.S. dollars” are to the currency of the United States. References to “C$” and “CAD” are to the lawful currency of Canada. No representation is made that any CAD amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States. References to “SEC” are to the U.S. Securities and Exchange Commission.
Unless otherwise specified, the CAD/U.S. dollar exchange rate used in this prospectus supplement is C$1.3698 = $1.00, which is the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for CAD on June 21, 2024.
S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and certain statements incorporated by reference into this prospectus supplement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words, and variations of words, “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue” or any other similar words.
Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results or performance to differ materially from those contained in or implied by our forward-looking statements include, but are not limited to, the following:
•weakness in macroeconomic conditions in our markets, including as a result of inflation (and related monetary policy actions by governments in response to inflation), instability of certain financial institutions;
•volatility of commodity and other input costs and availability of commodities, including but not limited to cocoa;
•geopolitical uncertainty, including the impact of ongoing or new developments in Ukraine and the Middle East, related current and future sanctions imposed by governments and other authorities and related impacts, including on our business operations, employees, reputation, brands, financial condition and results of operations;
•competition and our response to channel shifts and pricing and other competitive pressures;
•pricing actions and customer and consumer responses to such actions;
•promotion and protection of our reputation and brand image;
•weakness in consumer spending and/or changes in consumer preferences and demand and our ability to predict, identify, interpret and meet these changes;
•risks from operating globally, including in emerging markets, such as political, economic and regulatory risks;
•the outcome and effects on us of legal and tax proceedings and government investigations, including the European Commission legal matter;
•use of information technology and third party service providers;
•unanticipated disruptions to our business, such as malware incidents, cyberattacks or other security breaches, and supply, commodity, labor and transportation constraints;
S-iii

•our ability to identify, complete, manage and realize the full extent of the benefits, cost savings or synergies presented by strategic transactions, including our recently completed acquisitions of Ricolino, Clif Bar, Chipita, Gourmet Food, Grenade and Hu;
•our investments and our ownership interests in those investments, including JDE Peet’s;
•the restructuring program and our other transformation initiatives not yielding the anticipated benefits;
•changes in the assumptions on which the restructuring program is based;
•the impact of climate change on our supply chain and operations;
•global or regional health pandemics or epidemics;
•consolidation of retail customers and competition with retailer and other economy brands;
•changes in our relationships with customers, suppliers or distributors;
•management of our workforce and shifts in labor availability or labor costs;
•compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions;
•perceived or actual product quality issues or product recalls;
•failure to maintain effective internal control over financial reporting or disclosure controls and procedures;
•our ability to protect our intellectual property and intangible assets;
•tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes;
•changes in currency exchange rates, controls and restrictions;
•volatility of and access to capital or other markets, rising interest rates, the effectiveness of our cash management programs and our liquidity;
•pension costs;
•significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; and
•the risks and uncertainties, as they may be amended from time to time, set forth in our filings with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors set forth under the heading “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as the other information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. We disclaim and do not undertake any obligation to update or revise any forward-looking statement included or incorporated by reference in this prospectus supplement or the accompanying prospectus except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
S-iv

Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 as amended or superseded, (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling packaged retail and insurance based investment products or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. For the avoidance of doubt, whilst this document is referred to as a ‘prospectus supplement’ and there are references herein to a ‘prospectus’, neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.
In the EEA, this prospectus supplement is only directed at non-retail investors (being persons who are not “retail investors” as defined in this section titled “Notice to Prospective Investors in the European Economic Area”) and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, non-retail investors. Any person in the EEA who is a “retail investor” should not act or rely on this prospectus supplement, the prospectus or either of their contents. Each person in the EEA who purchases any of the notes will be deemed to have represented and warranted that they are a non-retail investor.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of assimilated law by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”); (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of assimilated law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of assimilated law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of assimilated law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling packaged retail and insurance based investment products or otherwise making them available to retail investors in the UK has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption from the requirement to publish a prospectus for offers of securities. For the avoidance of doubt, whilst this document is referred to as a ‘prospectus supplement’ and there are references herein to a ‘prospectus’, neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of UK law.
In the UK, this prospectus supplement is only directed at non-retail investors (being persons who are not retail investors as defined in this section titled “Notice to Prospective Investors in the United Kingdom”) who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (c) of the Financial Promotion Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully
S-v

be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the UK, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, relevant persons. Any person in the UK who is not a relevant person should not act or rely on this prospectus supplement, the prospectus or either of their contents. Each person in the UK who purchases any of the notes will be deemed to have represented and warranted that they are a relevant person.
References in this section titled “Notice to Prospective Investors in the United Kingdom” to UK legislation include any successor legislation to that legislation.
S-vi

ABOUT MONDELĒZ INTERNATIONAL
Mondelēz International’s purpose is to empower people to snack right. We sell our products in over 150 countries around the world. We are one of the world’s largest snack companies with global net revenues of $36.0 billion and net earnings of $5.0 billion in 2023. Our core business is making and selling chocolate, biscuits and baked snacks. We also have additional businesses in adjacent, locally relevant categories including gum & candy, cheese & grocery and powdered beverages. Our portfolio includes iconic global and local brands such as Oreo, Ritz, LU, CLIF Bar and Tate’s Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate.
We strive to create a positive impact on the world and communities in which we operate while driving business performance. Our goal is to lead the future of snacking around the world by offering the right snack, for the right moment, made the right way. We aim to deliver a broad range of delicious, high-quality snacks that nourish life’s moments, made with sustainable ingredients and packaging that consumers can feel good about. We remain committed to helping to drive longstanding, enduring, positive change in the world. We are proud members of the Standard and Poor’s 500 and Nasdaq 100. Our Class A common stock trades on The Nasdaq Global Select Market under the symbol “MDLZ.”
We have been incorporated in the Commonwealth of Virginia since 2000. Our principal executive offices are located at 905 West Fulton Market, Suite 200, Chicago, Illinois 60607. Our telephone number is (847) 943-4000 and our Internet address is www.mondelezinternational.com. Except for the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under the “Incorporation by Reference” heading in both this prospectus supplement and the accompanying prospectus, the information and other content contained on our website are not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

SUMMARY OF THE OFFERING
The following summary contains basic information about this offering and the terms of the notes. It does not contain all the information that is important to you. For a more complete understanding of this offering and the terms of the notes, we encourage you to read this entire prospectus supplement, including the information under the caption “Description of Notes,” and the accompanying prospectus, including the information under the caption “Description of Debt Securities,” and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Mondelēz International, Inc.

Notes Offered	C$650,000,000 aggregate principal amount of the notes.

Original Issue Date	July 3, 2024.

Maturity Date	July 3, 2031.

Interest Rate	The notes will bear interest from July 3, 2024 at the rate of 4.625% per annum payable semi-annually in arrears.

Interest Payment Dates	Semi-annually on January 3 and July 3 of each year, commencing on January 3, 2025.

Ranking
The notes will be our senior unsecured obligations and will:
•rank equally in right of payment with all of our existing and future senior unsecured indebtedness (including our guarantee of $6.22 billion aggregate principal amount of indebtedness from our wholly-owned subsidiary, Mondelez International Holdings Netherlands B.V. (“MIHNBV”), as of March 31, 2024);
•rank senior in right of payment to all of our future subordinated indebtedness;
•be effectively subordinated in right of payment to all of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and
•be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of each of our subsidiaries (including $6.22 billion aggregate amount of indebtedness from MIHNBV, as of March 31, 2024).

Currency of Payments
All payments of principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to the notes will be made in CAD. If CAD are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until CAD are again available to us. In such circumstances, the amount payable on any date in CAD will be converted into U.S. dollars on the basis of the most recently available market exchange rate for CAD, as determined by us in our sole discretion. Any payments in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture governing the notes. See “Currency Conversion,” “Description of Notes—Issuance in CAD; Payment on the Notes” and “Risk Factors—The notes permit us to make payments in U.S. dollars if we are unable to obtain CAD.”

Additional Amounts
Subject to certain exceptions and limitations set forth herein, we will pay additional amounts as are necessary to ensure that every net payment on a note to a holder who is a Non-U.S. Holder (as defined below under “Certain U.S. Federal Income Tax Considerations”) or is a partnership that is not created or organized in or under the laws of the United States or any state or political subdivision thereof, after deduction or withholding by us or our paying agent for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Optional Redemption
Prior to May 3, 2031 (the date that is two months prior to the scheduled maturity date) (the “Par Call Date”), we may, at our option, redeem the notes, in whole at any time or in part from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the Canada Yield Price (as defined herein), plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. On or after the Par Call Date, we may, at our option, redeem the notes, in whole at any time or in part from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorize denomination thereof), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
See “Description of Notes—Optional Redemption.”

Redemption of Notes for Tax Reasons	We may redeem all, but not part, of the notes upon the occurrence of specified tax events described under “Description of Notes—Redemption for Tax Reasons.”

Change of Control
Upon the occurrence of both (i) a change of control of Mondelēz International and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc. and S&P Global Ratings within a specified period, we will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control.”

Covenants
We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:
•incur debt secured by liens above a certain threshold;
•engage in certain sale and leaseback transactions above a certain threshold; and
•consolidate, merge, convey or transfer our assets substantially as an entirety.
For more information about these covenants, please see the information under the caption “Description of Debt Securities—Restrictive Covenants” in the accompanying prospectus.

Use of Proceeds
We expect to receive net proceeds of approximately C$643,825,000 ($470,013,871, based on a CAD/U.S. dollar exchange rate of C$1.3698 /$1.00 as of June 21, 2024) from the sale of the notes offered hereby, before estimated offering expenses but after deducting the underwriting discount. We intend to use the net proceeds from the sale of the notes for general corporate purposes, including the repayment of outstanding commercial paper borrowings and other debt.

Further Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes in all respects and having the same interest rate, maturity and other terms as the notes (except for the issue date, issue price and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional notes). The additional notes may only be issued if they would be fungible with the notes offered by this prospectus supplement for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the notes offered by this prospectus supplement, will constitute a single series of notes under the indenture.
See “Description of Notes—Further Issues.”

Denomination	The notes will be issued only in minimum denominations of C$2,000 in principal amount and integral multiples of C$1,000 in excess thereof.

Form/Clearing System
The notes will be issued only in registered, book-entry form and deposited in global form with CDS Clearing and Depository Services Inc. (“CDS”) and registered in the name of CDS & Co., as nominee of CDS. Investors may hold their notes outside Canada through Clearstream and Euroclear. See “Description of Notes—Book-Entry System.”

Trustee	Deutsche Bank Trust Company Americas.

Paying Agent, Authenticating Agent, Registrar and Transfer Agent	TSX Trust Company.

Listing	The notes will not be listed on any securities exchange.

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors
An investment in the notes involves risk. You should consider carefully the specific factors set forth under the heading “Risk Factors” beginning on page S-5 this prospectus supplement, as well as the other information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in any of the notes offered hereby.

ISIN	CA609207BD62

CUSIP	609207BD6

RISK FACTORS
Investing in the notes involves various risks, including the risks described below and in the documents we incorporate by reference herein. You should carefully consider these risks and the other information contained or incorporated by reference in this prospectus supplement before deciding to invest in the notes, including the risk factors incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2023, as updated by our quarterly report on Form 10-Q for the quarterly period ended March 31, 2024 and other SEC filings filed after such annual report. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations, financial condition and liquidity.
Holders of the notes will receive payments solely in CAD, except under the limited circumstances provided herein.
All payments of principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to the notes will be made in CAD, except under the circumstances described under “Currency Conversion.” We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in CAD made with respect to the notes into U.S. dollars or any other currency.
Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the CAD.
The initial investors in the notes will be required to pay for the notes in CAD. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining CAD or in converting other currencies into CAD to facilitate the payment of the purchase price for the notes.
An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”) entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:
•significant changes in rates of exchange between the CAD and the investor’s home currency;
•the possibility of the imposition or subsequent modification of foreign exchange controls with respect to the CAD or the investor’s home currency; and
•the possibility of tax consequences for the holder as a result of any foreign exchange gains or losses resulting from an investment in the notes.
Even if there are no actual exchange controls, it is possible that the CAD would not be available to us when payments on a note are due because of circumstances beyond our control. As described below under “Currency Conversion,” if the CAD is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until the CAD is again available to us.
We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects, as well as the supply of, and demand for, the relevant currencies. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, the aggregate amount of a national government’s outstanding debt, and the extent of governmental surpluses or deficits in various countries. In addition, increases in prevailing interest rates could have an adverse effect on the trading prices of the notes. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, current global economic conditions and the actions taken or to be taken by various national governments in response to such conditions could significantly affect the exchange rates between CAD and a holder’s home currency.
In the past, rates of exchange for certain currencies, including Canadian dollars, have been highly volatile, and each holder should be aware that such volatility may occur in the future. However, the exchange rates of an investor’s home currency for CAD and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the CAD against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the CAD in relation to the investor’s home currency would have the opposite effects.
Canada may, in the future, impose exchange controls and/or modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of CAD at the time of payment of principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to the notes.
The notes will be governed by the laws of the State of New York. U.S. federal or state courts rendering a judgment on the notes may be unable to enter judgment in any currency except in U.S. dollars. Accordingly, in a lawsuit for payment on the notes, investors may bear currency exchange risk, which could be material. See “—In a lawsuit for payment on the notes, an investor may bear currency exchange risk.”
This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.
The notes permit us to make payments in U.S. dollars if we are unable to obtain CAD.
If CAD are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until CAD are again available to us. The amount payable on any date in CAD will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for CAD, as determined by us in our sole discretion. If your home currency is not U.S. dollars, any such payment will expose you to the risks described above under “—Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the CAD.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. There can be no assurance that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.
In a lawsuit for payment on the notes, an investor may bear currency exchange risk.
We are located in the United States. The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in CAD. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.
In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of CAD into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Consequently, in a lawsuit for payment on the notes, investors whose home currency is U.S. dollar would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time, and investors whose home currency is CAD would bear currency exchange risk with respect to the amount of the judgment in U.S. dollars from the time the judgment is entered until the time the judgment is paid.
An active trading market for the notes may not develop.
The notes are a new issue of securities with no established trading markets. The notes will not be listed on any securities exchange. We cannot assure you that trading markets for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.
If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.
The market prices of the notes will depend on many factors, including, but not limited to, the following:
•ratings on our debt securities assigned by rating agencies;
•the time remaining until maturity of the notes;
•the prevailing interest rates being paid by other companies similar to us;
•our results of operations, financial condition and prospects; and
•the condition of the financial markets.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.
Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the notes.
The notes are structurally subordinated to the liabilities of our subsidiaries.
The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.
Our credit ratings may not reflect all risks of your investments in the notes.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes.
These credit ratings may not reflect the potential impact of risks relating to the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may incur additional indebtedness and we are not subject to financial covenants.
The indenture governing the notes does not prohibit us from incurring additional unsecured indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes, subject to the limitations described in the section entitled “Description of Debt Securities—Restrictive Covenants Limitations on Liens” in the accompanying prospectus. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.
There are no financial covenants in the indenture, and our revolving credit facility agreements contain only limited covenants, which restrict our and our major subsidiaries’ ability to grant liens to secure indebtedness and our ability to effect mergers and sales of our and our subsidiaries’ properties and assets substantially as an entirety. As a result, you are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus.
We may not be able to purchase the notes if we experience a change of control triggering event.
If we experience a change of control triggering event as described in this prospectus supplement, we will be required, subject to certain exceptions, to offer to purchase each holder’s notes for cash at a price equal to 101% of the principal amount of notes to be purchased, plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase. If such a change of control triggering event occurs, we may not have sufficient financial resources to purchase all of the notes that holders tender to us in connection with a change of control offer. Any future debt agreements may contain similar provisions. Our failure to purchase the notes tendered to us as required under the indenture governing the notes would be a default, which could have material adverse consequences for us. See “Description of Notes—Change of Control.”

USE OF PROCEEDS
We expect to receive net proceeds of approximately C$643,825,000 ($470,013,871, based on a CAD/U.S. dollar exchange rate of C$1.3698 /$1.00 as of June 21, 2024) from the sale of the notes offered hereby, before estimated offering expenses but after deducting the underwriting discount. We intend to use the net proceeds from the sale of the notes for general corporate purposes, including the repayment of outstanding commercial paper borrowings and other debt.
As of June 24, 2024, we had approximately $1.395 billion in principal amount of notes outstanding under our commercial paper program, bearing interest at a weighted average rate of 5.481% per annum, with the average maturity of seven days, and incurred for general corporate purposes, including to finance working capital needs and repay indebtedness. Affiliates of certain of the underwriters are dealers under our commercial paper program and may hold commercial paper thereunder, amounts outstanding under which are expected to be repaid with the net proceeds from this offering and, accordingly, will receive a portion of the amounts repaid under the commercial paper program.

CURRENCY CONVERSION
All payments of principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to the notes will be payable in CAD, provided that, if CAD are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until CAD are again available to us. In such circumstances, the amount payable on any date in CAD will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for CAD, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. See “Description of Notes—Issuance in CAD; Payment on the Notes” and “Risk Factors—The notes permit us to make payments in U.S. dollars if we are unable to obtain CAD.”
Investors will be subject to foreign exchange risks as to payments of principal and interest, including payments made upon any redemption of the notes, that may have important economic and tax consequences to them. See “Risk Factors.” You should consult your financial, legal and tax advisors as to the risks involved in an investment in the notes.
Unless otherwise specified, the CAD/U.S. dollar exchange rate used in this prospectus supplement is C$1.3698 = $1.00, which is the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for CAD on June 21, 2024.
Any information provided in this prospectus supplement concerning exchange rates is provided as a matter of information only and you should not regard it as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future.

CAPITALIZATION
The following table sets forth our capitalization on a consolidated basis as of March 31, 2024. We have presented our capitalization:
•on an actual basis; and
•on an as adjusted basis to reflect the issuance of C$650,000,000 (approximately $474,521,828 based on a CAD/U.S. dollar exchange rate of C$1.3698 /$1.00 as of June 21, 2024) aggregate principal amount of notes.
You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2024
	Actual	As Adjusted

	(in millions)
Short-term borrowings and current maturities(1)	$2,283	$2,283
Notes offered hereby(2)	—	475
Other long-term debt(1)(3)	16,781	16,781
Total debt	$19,064	$19,539
Mondelēz International shareholders’ equity:
Common Stock	$—	$—
Additional paid-in capital	32,163	32,163
Retained earnings	35,074	35,074
Accumulated other comprehensive losses	(11,132)	(11,132)
Treasury stock, at cost	(27,623)	(27,623)
Total Mondelēz International shareholders’ equity	28,482	28,482
Total capitalization	$47,546	$48,021
__________________
(1)Amounts do not reflect operating leases or debt that was incurred or repaid after March 31, 2024, such as commercial paper borrowings.
(2)Converted based on a CAD/U.S. dollar exchange rate of C$1.3698 /$1.00 as of June 21, 2024.
(3)“Other long-term debt” excludes the current portion of long-term debt, which is included in “Short-term borrowings and current maturities.”

DESCRIPTION OF NOTES
The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” beginning on page 6 of the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the notes and of the indenture, dated as of March 6, 2015, between Mondelēz International, Inc. and Deutsche Bank Trust Company Americas, as trustee, under which the notes will be issued. To the extent of any inconsistency, the following description replaces the description of the debt securities in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.
We are offering C$650,000,000 principal amount of the notes as a series of notes under the indenture.
Unless an earlier redemption or repurchase, as applicable, has occurred, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on July 3, 2031.
We will issue the notes in fully registered form only and in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess thereof. We may issue definitive notes in the limited circumstances set forth in “—Form, Denomination and Book-Entry” below. If we issue definitive notes, principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to the notes will be payable in the manner described below, the transfer of our notes will be registrable, and our notes will be exchangeable for notes bearing identical terms and provisions, at the office of TSX Trust Company, the paying agent for our notes. However, payment of interest on certificated notes, if issued, due on any interest payment date (other than on the maturity date or upon redemption or repurchase) may be made by check mailed to the address of the person entitled thereto as such addresses shall appear in the register of notes at the close of business 15 days prior to the applicable interest payment date. Notwithstanding this, (1) the depositary, as holder of our notes, or (2) a registered holder of C$10,000,000 or more in aggregate principal amount of certificated notes in definitive form can require the paying agent to make payments of interest, other than interest due at maturity, or upon redemption or repurchase, by wire transfer, by sending appropriate wire transfer instructions in writing to the paying agent as long as the paying agent receives the instructions not less than 15 days prior to the interest payment date.
We will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control” below.
Business Day
As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in Toronto, Ontario, Canada or New York, New York, United States.
Interest on the Notes
The notes will bear interest at a rate of 4.625%.
Interest on the notes will accrue from July 3, 2024 and is payable in equal installments semi-annually in arrears on January 3 and July 3 of each year, beginning on January 3, 2025; provided that if any such date is not a business day, the interest payment will be postponed to the next succeeding business day, and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding business day.
For a full semi-annual interest period, interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. For an interest period that is not a full semi-annual interest period, interest on the notes will be computed on the basis of a 365-day year and the actual number of days in such interest period (Actual/Actual Canadian Compound Method).

Solely for the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest to which the rate used in such computation is equivalent during any particular period is the rate so used (x) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (y) divided by the number of days based on which such rate is calculated.
Interest on the notes will be calculated from the last date on which interest was paid on the notes (or July 3, 2024, if no interest has been paid on the notes) to, but excluding, the next scheduled interest payment date.
We will pay or cause to be paid interest to persons in whose names the notes are registered at the close of business 15 days prior to the applicable interest payment date (or to the applicable depositary, as the case may be).
If the maturity date or a date fixed for redemption or repurchase is not a business day, then payment of principal, premium, if any, interest, and additional amounts, if any, with respect to the notes need not be made on such date, but may be made on the next succeeding business day, in each case with the same force and effect as if made on the scheduled maturity date or such date fixed for redemption or repurchase, and no interest shall accrue as a result of such delayed payment on amounts payable from and after the scheduled maturity date or such redemption date or repurchase date, as the case may be, to the next succeeding business day.
Issuance in CAD; Payment on the Notes
Initial holders of the notes will be required to pay for such notes in CAD, and all payments of principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to the notes will be made in CAD. If CAD are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of such notes will be made in U.S. dollars until CAD are again available to us. In such circumstances, the amount payable on any date in CAD will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for CAD, as determined by us in our sole discretion. Any payments in respect of such notes so made in U.S. dollars will not constitute an event of default under the terms of such notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. See “Risk Factors—The notes permit us to make payments in U.S. dollars if we are unable to obtain CAD.” All determinations referred to above in this paragraph made by the Company shall be at the Company’s sole discretion and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the notes.
As used in this prospectus supplement, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of CAD as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.
Investors will be subject to foreign exchange risks as to payments of principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to the notes, that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.
Defeasance
The provisions of the indenture relating to defeasance, which are described under the caption “Description of Debt Securities—Defeasance” in the accompanying prospectus, will apply to the notes. However, in respect of the notes, the term “United States government obligations” as used in the accompanying prospectus shall instead mean (x) any security that is (i) a direct obligation of the Government of Canada or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the Government of Canada the payment of which is fully and unconditionally guaranteed by the Government of Canada or the central bank of the Government of Canada, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.

Change of Control
If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes upon the occurrence of specified events as described below under “—Redemption for Tax Reasons,” holders of notes will have the right to require us to repurchase all or any part (equal to C$2,000 or an integral multiple of C$1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail (or otherwise transmit as described below under “—Notices”) a notice to holders of notes (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.
On the Change of Control Payment Date, we will be required, to the extent lawful, to:
•accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
•deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
•deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.
The paying agent will promptly mail (or otherwise deliver in accordance with the procedures of the applicable depositary) to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of C$2,000 or an integral multiple of C$1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
Our ability to pay cash to holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.
For purposes of the foregoing discussion of a repurchase at the option of holders of the notes, the following definitions are applicable:
“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control (as defined below) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the below investment grade rating event).
“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Mondelēz International and its subsidiaries taken as a whole to any Person (as defined below) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than Mondelēz International or one of its subsidiaries; (ii) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of Mondelēz International (whether or not otherwise in compliance with the provisions of the indenture); (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Mondelēz International’s voting stock; or (iv) the first day on which a majority of the members of Mondelēz International’s Board of Directors are not Continuing Directors (as defined below).
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Mondelēz International and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Mondelēz International to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mondelēz International and its subsidiaries taken as a whole to another Person or Group may be uncertain.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Mondelēz International who (i) was a member of such Board of Directors on the date of the issuance of the notes; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Mondelēz International’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), respectively.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Person” has the meaning set forth in the indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.
“Rating Agencies” means (i) each of Moody’s and S&P, and (ii) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
Payment of Additional Amounts
All payments by us or our paying agent will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States, unless the withholding or deduction of such amounts is required by law or the official interpretation or administration thereof. We will, subject to the exceptions and limitations set forth below, pay to the beneficial owner of any note that is a Non-U.S. Holder (as defined below under “Certain U.S. Federal Income Tax Considerations”) or is a partnership that is not created or organized in or under the laws of the United States or any state or political subdivision thereof such additional amounts as are necessary to ensure that every net payment on such note, after deduction or withholding by us or our paying agent for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable absent such deduction or withholding. However, we will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of the note, nor will we pay additional amounts for or on account of:
(a)any tax, assessment or other governmental charge that is imposed or withheld by reason of the existence of any present or former connection (other than a connection arising solely as a result of the mere fact of being a beneficial owner of a note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;
(b)any tax, assessment or other governmental charge that is imposed or withheld by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been treated as present in, or engaged in a trade or business in, the United States or (ii) having or having had a permanent establishment in the United States;
(c)any tax, assessment or other governmental charge that is imposed or withheld by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been treated as, for U.S. federal income tax purposes, a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;
(d)any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);
(e)any tax, assessment or other governmental charge which would not have been so imposed but for the presentation of such note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;
(f)any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such note;
(g)any gift, estate, inheritance, sales, transfer, wealth, personal property or excise tax or any similar tax, duty, levy, assessment or other governmental charge;
(h)any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any note if such payment can be made without such withholding by at least one other paying agent;

(i)any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(j)any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of a note to comply with a request to comply with applicable certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note, if such compliance is required by statute or regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge (including, for the avoidance of doubt, any backup withholding tax imposed pursuant to Section 3406 of the Code (any amended or successor provision) (relating to backup withholding tax));
(k)any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;
(l)any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner of a note being or having been treated as a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;
(m)any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current section 1471(b) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement (or related laws or official administrative practices) implementing the foregoing;
(n)any tax, duty, levy, assessment, or governmental charge that would not have been imposed but for an election by the holder or beneficial owner of the notes, the effect of which is to make one or more payments in respect of the notes subject to United States federal income tax, state or local tax, or any other tax, duty, levy, assessment or other governmental charge; or
(o)any combination of items (a) through (n) above.
In addition, we will not pay additional amounts to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner” includes any person holding a note on behalf of or for the account of a beneficial owner.
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed with respect to payments on the notes.
If we are required to pay additional amounts with respect to the notes, we will notify the trustee and paying agent pursuant to an officers’ certificate that specifies the additional amounts payable. If the trustee and the paying agent do not receive such an officers’ certificate, the trustee and paying agent will be fully protected in assuming that no such additional amounts are payable.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Optional Redemption
Prior to May 3, 2031 (the date that is two months prior to the scheduled maturity date for the notes) (the “Par Call Date”), we may, at our option, redeem the notes, in whole at any time or in part from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the Canada Yield Price, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
On or after the Par Call Date, we may, at our option, redeem the notes, in whole at any time or in part from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, installments of interest on the notes that are due and payable on an interest payment date falling on or prior to a redemption date shall be payable to the registered holders of the notes (or one or more predecessor notes) of record at the close of business 15 days prior to the applicable interest payment date, all as provided in the indenture. Unless we default in the payment of the redemption price, interest on a note or portion thereof called for redemption will cease to accrue on the applicable redemption date.
“Canada Yield Price” means, in respect of any notes being redeemed, the price, in respect of the principal amount of the notes, calculated by the Company as of the third business day prior to the redemption date of such notes, equal to the sum of the present values of the Remaining Scheduled Payments using a discount rate equal to the Government of Canada Yield on such business day plus 31 basis points.
“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by us, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond maturing on the Par Call Date would carry if issued in CAD in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the Par Call Date.
“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on each note that would be due after the related redemption date if the note were redeemed on the Par Call Date. If the redemption date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on each note will be reduced by the amount of interest accrued on such note to, but excluding, the redemption date.
If money sufficient to pay the redemption price on the notes (or portions thereof) to be redeemed on the redemption date is deposited with the paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on the notes (or such portion thereof) called for redemption.
We will, or will cause the trustee or paying agent on our behalf to, provide notice of a redemption by first-class mail (or otherwise transmit in accordance with applicable procedures of CDS) to holders of the notes to be redeemed at least 10 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the paying agent will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called for redemption by such method as the paying agent deems fair and appropriate and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of C$2,000 or less shall be redeemed in part.
Redemption for Tax Reasons
We may redeem the notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 10 days’ notice (with written notice to the trustee no less than 10 days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice in the event the trustee is engaged by us to send such notice or cause such notice to be sent in our name and at our expense) at a redemption price equal to the principal amount of such notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if:
•as a result of any change in or amendment to the laws, regulations or rulings of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after the date of the issuance of such notes, we have or will become obligated to pay additional amounts with respect to the notes as described above under “—Payment of Additional Amounts,” and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us; or
•on or after the date of the issuance of such notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that we will become obligated to pay additional amounts with respect to the notes, and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us.
If we exercise our option to redeem the notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and an opinion of independent tax counsel selected by us to the effect that the circumstances described in the above bullets exist. The trustee and the paying agent will accept and will be entitled to conclusively rely upon such officer’s certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above for us to exercise our right to redeem the notes, which determination will be conclusive and binding on the holders of the notes.
Further Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes in all respects and having the same interest rate, maturity and other terms as the notes (except for the issue date, issue price and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional notes). The additional notes may only be issued if they would be fungible with the notes offered by this prospectus supplement for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the notes offered by this prospectus supplement, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the notes.

Open Market Purchases
We may, at any time, and from time to time, acquire the notes at any price or prices by means other than a redemption, whether by tender offer, open market purchase, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.
Book-Entry System
The notes will be issued as fully-registered, book-entry global securities which will be deposited with, or on behalf of, CDS and registered, at the request of CDS, in the name of CDS & Co. The notes will settle through CDS. You will not be permitted to withdraw the notes from CDS except in accordance with CDS’ rules and procedures. You may hold interests in a global security through organizations that participate, directly or indirectly, in the CDS system.
For as long as the notes are maintained in book-entry form at CDS, CDS or its nominee will be the registered owner of the notes for all purposes and all payments on the notes will be made to CDS and payments to beneficial owners of notes will be made in accordance with CDS’ procedures and the procedures of its participants. Consequently, you will need to look to CDS and its participants through which you own your interest in the notes for any payment or to exercise any rights in respect of the notes. We have no responsibility for the actions of CDS or its participants, and your ability to receive payments or exercise any rights in respect of the notes will be subject to their procedures.
CDS is Canada’s national securities depository, clearing and settlement hub, supporting Canada’s equity, fixed income and money markets. Functioning as a service utility for the Canadian financial community, CDS provides a wide variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests in notes in CDS, including cash distributions, may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS is headquartered in Toronto and has offices in Montreal, Vancouver and Calgary. CDS is a subsidiary of The Canadian Depository for Securities Limited, part of TMX Group Limited. It is affiliated with CDS Inc., which provides services to the Canadian Securities Administrators, and CDS Innovations Inc., a commercial marketer of CDS information products such as CDS Bulletins and entitlements information.
You may elect to hold interests in the notes outside Canada through Clearstream and Euroclear if you are a participant in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through securities accounts in Clearstream’s and Euroclear’s names on the books of their respective sub-custodians. The interests are ultimately held through a CDS participant that acts as sub-custodian for Euroclear or Clearstream, as applicable.
Cross-market transfers between persons holding directly or indirectly through CDS participants, on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in CDS in accordance with CDS rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to CDS directly or through its Canadian sub-custodian to take action to effect final settlement on its behalf by delivering or receiving notes in CDS, and making or receiving payment in accordance with normal procedures for settlement in CDS. Clearstream participants and Euroclear participants may not deliver instructions directly to CDS or the Canadian sub-custodians.
Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a CDS participant may be made during subsequent securities settlement processing and dated the business day following the CDS settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream

Participant or a Euroclear participant to a CDS participant will be received with value on the CDS settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in CDS.
Although CDS, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of CDS, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. We will not have any responsibility for the performance by CDS, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.
We have obtained the information in this section concerning CDS, Clearstream and Euroclear and the book-entry procedures and settlement from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
Form, Denomination and Book-Entry
The notes, subject to certain exceptions, will at all times be represented in the form of one or more fully registered global securities held by, or on behalf of, CDS, as custodian of the global securities (for its participants) and registered in the name of CDS & Co., and registrations of interests in and transfers of the notes will be made only through the book-entry only system of CDS. Except as described below, owners of beneficial interests in notes will not be entitled to a certificate or other instrument from us or CDS evidencing the purchaser’s ownership thereof, owners of beneficial interests in notes held through CDS and its participants will not be considered the “holders” of those notes under the indenture and no such beneficial owner of notes will be shown on the records maintained by CDS, although we expect that such beneficial interests will be reflected through book-entry accounts of a direct or indirect participant of CDS acting on behalf of such beneficial owners. Each purchaser of notes represented by a global security is expected to receive a customer confirmation of purchase from the underwriter or other registered dealer from which the notes are purchased in accordance with the practices and procedures of the selling underwriter or dealer. The practices of the underwriters may vary but, generally, customer confirmations are issued promptly after execution of a customer order. CDS will be responsible for establishing and maintaining book-entry accounts for its direct participants having interests in global securities, and direct and indirect participants of CDS will be responsible for maintaining book-entry accounts for beneficial owners holding interests in global securities. Sales of interests in a global security can only be completed through participants in the book-entry only depositary service of CDS.
Neither we nor the underwriters will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the notes held by CDS or any of its direct or indirect participants or the payments relating thereto; (b) maintaining, supervising or retaining any records relating to the notes; or (c) any advice or representation made by, or with respect to, CDS or any action to be taken by CDS or at the direction of its participants.
Notes will be issued in fully registered, certificated form, registered in the names of persons other than CDS or its nominee only if (i) the book-entry only system ceases to exist, (ii) we determine that CDS is no longer willing or able to discharge properly its responsibilities as depositary with respect to the notes and we are unable to locate a qualified successor, (iii) we, at our option, elect to terminate the record book-entry system through CDS, (iv) required by law or (v) an event of default under the indenture with respect to the notes has occurred and is continuing.
Transfers of Notes
Transfers of beneficial ownership of notes represented by a global security will be effected only through records maintained by CDS for such global security (with respect to interests of participants) and on the records of its direct and indirect participants (with respect to interests of persons other than participants). Beneficial owners who are not participants in the book entry only depositary service of CDS, but who desire to purchase, sell or otherwise transfer ownership of or other interests in a global security, may do so only through participants in the book-entry only depositary service of CDS.

The ability of a beneficial owner of an interest in a note represented by a global security to pledge the notes or otherwise take action with respect to such owner’s interest in the notes represented by a global security (other than through a participant) may be limited due to the lack of possession of a certificate representing physical notes.
If certificated notes are issued under the limited circumstances described above, registration of transfers or exchanges of certificated notes may be made by delivery of those certificated notes, duly endorsed or accompanied by instruments of transfer duly endorsed, by the registered holders thereof, at the office of a registrar for the notes.
No book-entry transfer of a beneficial interest in a note will be registered by CDS during the 15 days immediately preceding any date fixed for payment of interest on such note, or payment of the principal of or premium, if any, on such note or 15 days prior to the date of selection by the trustee of any notes to be redeemed. In addition, as described under “Description of Debt Securities—Registration of Transfer” in the accompanying prospectus, the indenture under which the notes will be issued provides that we are not required to (i) issue, register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the securities of the series selected for redemption and ending at the close of business on the day of the transmission; (ii) register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part; or (iii) exchange any bearer securities selected for redemption except if a bearer security is exchanged for a registered security of the same tenor that is simultaneously surrendered for redemption.
Payment of Principal, Interest and other Amounts
As long as CDS or its nominee is the registered owner of a global security, CDS or its nominee will be considered the sole owner of a global security for the purposes of receiving payments of principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to such global security. Payments of principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to the notes in book-entry form represented by one or more global securities will be made by us through the paying agent to CDS or its nominee, as the case may be, as the holder of the global security or global securities representing such notes in book-entry form.
We expect that CDS, upon receipt of any payment of principal, premium, if any, interest, including payments made upon any redemption or repurchase, and additional amounts, if any, with respect to a global security, will credit, on the date such amount is payable, its participants’ accounts with payments in amounts proportionate to their respective interests in the principal amount of such global security as shown on the records of CDS. We also expect that payments of principal, interest and other amounts by the participants to the owners of beneficial interests in such global security held through such participants in the depositary service of CDS will be governed by standing instructions and customary practices and will be the responsibility of such participants. Our responsibility and liability in respect of notes represented by a global security is limited to making payment of any principal, interest and other amounts due on such global security to CDS. The rules governing CDS provide that it acts as the agent and depositary for its participants. As a result, such participants must look solely to CDS and beneficial owners of notes must look solely to participants for the payment of the principal, interest and other amounts on the notes paid by or on behalf of us to CDS.
If certificated notes are issued under the limited circumstances described above, we will make payments of principal and the redemption price or repurchase price, if any, thereof upon presentation of the certificated notes at the office of a paying agent for the notes. At our option, payments of interest on certificated notes, if issued, due on any interest payment date (other than on the maturity date or upon redemption or repurchase) may be made by check mailed to the addresses of the persons entitled thereto as such addresses shall appear in the register of notes or by wire transfer to the accounts of the holders of such certificated notes if appropriate wire transfer instructions have been received in writing by the paying agent not less than 15 days prior to the applicable interest payment date. Notwithstanding the foregoing, we will make payments of interest on any interest payment date (other than on the Maturity Date or any redemption date or upon repurchase) to each registered holder of C$10,000,000 or more in aggregate principal amount of certificated notes by wire transfer if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the paying agent not less than 15 days prior to the applicable interest payment date. Any wire transfer instructions received by the paying agent shall remain in effect until revoked by the applicable registered holder.
Notices
Notices to holders of the notes will be sent by first-class mail postage prepaid or by email in PDF format to each registered holders’ physical address or email address as it appears in the security register (or otherwise transmit such notice in accordance with the procedures of the applicable depositary). Notices can only be mailed or transmitted to the registered holder of the notes, and consequently holders of beneficial interests will not receive these notices unless we reissue the notes in fully certificated form.
Paying Agent, Authenticating Agent, Registrar and Transfer Agent
The paying agent, authenticating agent, registrar and transfer agent for the notes will be TSX Trust Company.
Governing Law
The indenture governing the notes is, and the notes for all purposes will be, governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors that purchase notes at the time of original issuance at their “issue price” and applies only to beneficial owners that hold the notes as “capital assets” within the meaning of Section 1221 of the Code.
This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such entities or arrangements), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain U.S. expatriates, persons subject to special tax accounting rules under Section 451(b) of the Code, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.
As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).
The term “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder and is not a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes). For the purposes of this summary, U.S. Holders and Non-U.S. Holders are referred to collectively as “holders.”
If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership and partners in such partnerships are urged to consult with their tax advisors regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.
This discussion is for general purposes only. Holders are urged to consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, the Medicare tax, as well as foreign, state, and local laws and tax treaties, and the possible effects of changes in tax laws.
Payments under Certain Events
We may be required, under certain circumstances, to pay additional amounts in redemption of the notes in addition to the stated principal amount of and interest on the notes (as described in “Description of Notes—Change of Control”), or pay additional amounts in respect of certain withholding taxes (as described in “Description of

Notes—Payment of Additional Amounts”). Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts in redemption of the notes or such additional amounts in respect of certain withholding taxes does not result in the notes being treated as contingent payment debt instruments under the applicable U.S. Treasury regulations. Our determination is binding on a holder, unless such holder explicitly discloses to the U.S. Internal Revenue Service (“IRS”) on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, the timing and character of a holder’s income and the timing of our deductions with respect to the notes could be affected. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.
U.S. Holders
Payments of Interest
Interest on notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The amount of interest income realized by a U.S. Holder that uses the cash method of tax accounting will be the U.S. dollar value of the CAD interest payment on the date of receipt (based on the U.S. dollar spot rate for CAD on that date), regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder that uses the cash method of tax accounting will not recognize foreign currency gain or loss upon receipt of such payments, but may have foreign currency gain or loss when such holder actually sells or otherwise disposes of the CAD received, as described below. Under applicable U.S. Treasury regulations, the “spot rate” generally means a rate that reflects a fair market rate of exchange available to the public for currency under a “spot contract” in a free market and involving representative amounts. A “spot contract” is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the IRS has the authority to determine the spot rate.
A U.S. Holder that uses the accrual method of accounting for tax purposes will accrue interest income on the notes in CAD and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder’s taxable year), or, at the accrual basis U.S. Holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. A U.S. Holder that uses the accrual method of accounting for tax purposes will recognize U.S. source foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note equal to the difference, if any, between the U.S. dollar value of the CAD payment received (determined based on the spot rate of exchange on the date such interest is received) and the U.S. dollar value of the interest income such U.S. Holder previously included in income with respect to such payment, regardless of whether the payment is in fact converted to U.S. dollars at such time. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the notes.
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be treated as ordinary interest income to the extent such interest has not been previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note generally will equal the U.S. dollar cost of the note to such holder. The U.S. dollar cost of a note for a U.S. Holder will be the U.S. dollar value of the CAD purchase price on the date of purchase. If the notes are traded on an established securities market, a cash basis U.S. Holder and, if it so elects, an accrual basis U.S. Holder will determine the U.S. dollar value of the CAD purchase price paid for such note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to CAD and the immediate use of the CAD to purchase a note generally will not result in taxable gain or loss for a U.S. Holder.
Except as discussed below with respect to foreign currency gain or loss, the gain or loss a U.S. Holder recognizes on the sale, exchange, redemption, or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if, at the time of the sale, exchange, redemption or other taxable disposition, the U.S. Holder’s holding period in the notes exceeds one year. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the deductibility of capital losses in light of their particular circumstances.
If a U.S. Holder receives a payment in CAD on the sale, exchange, redemption or other taxable disposition of a note, the amount realized will be the U.S. dollar value of the CAD amount received calculated at the exchange rate in effect on the date of such sale, exchange, redemption or other taxable disposition. If the notes are traded on an established securities market, a cash basis U.S. Holder (and if it so elects, an accrual basis U.S. Holder) will determine the U.S. dollar value of the CAD amount realized by translating such amount at the spot rate of exchange on the settlement date of the sale or other disposition. The election available to accrual basis U.S. Holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.
Despite the foregoing, the gain or loss recognized on the sale or other disposition of the notes generally will be treated as U.S. source ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the U.S. Holder held the notes. The amount of gain or loss attributable to changes in exchange rates generally will be equal to the U.S. dollar value of the principal amount of the notes on the date of the disposition minus the U.S. dollar value of the principal amount of the notes on the date the notes were acquired by the U.S. Holder. However, upon a sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will realize any exchange gain or loss (including with respect to principal and accrued interest) only to the extent of total gain or loss realized by such U.S. Holder on such disposition.
Exchange of CAD
CAD received as interest on a note or on a sale, exchange, redemption, or other disposition of a note generally will have a tax basis equal to the U.S. dollar value of the CAD at the spot rate on the date of receipt. Any gain or loss recognized on a sale, exchange or other disposition of CAD generally will be treated as U.S. source ordinary income or loss.
The amount of gain or loss recognized on a subsequent sale or other disposition of such CAD will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such CAD. As discussed above under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes,” if the notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the CAD by translating the CAD received at the spot rate of exchange on the settlement date of the purchase or the disposition. A U.S. Holder that purchases a note with previously owned CAD generally will recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such CAD and the U.S. dollar fair market value of such note on the date of purchase.
Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to CAD and the immediate use of such euros to purchase a note generally will not result in any exchange gain or loss for a U.S. Holder.

Reportable Transaction Reporting
Treasury regulations meant to require the reporting of certain tax shelter transactions cover certain transactions generally not regarded as tax shelters, including, in certain circumstances, a sale, exchange, redemption or other taxable disposition of a note or CAD received in respect of such a note on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the holder recognizes a loss that equals or exceeds certain threshold amounts (including, in the case of a foreign currency loss, $50,000 in a single transaction for an individual or trust, and higher amounts for non-individual, non-trust taxpayers). U.S. Holders are advised to consult their tax advisors to determine the reporting obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 as part of their U.S. federal income tax returns.
Backup Withholding and Information Reporting
In general, a U.S. Holder will be subject to U.S. federal backup withholding tax at the applicable rate (currently 24%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless (i) the U.S. Holder provides its taxpayer identification number to the applicable withholding agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a suitable substitute form (or other applicable certificate) and otherwise complies with the applicable requirements of the backup withholding rules or (ii) the U.S. Holder properly establishes an exemption from these rules. Backup withholding is not an additional tax.
The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder generally will be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.
Non-U.S. Holders
Payments of Interest
Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes as long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States and:
•the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•the Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;
•the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and
•either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as applicable, or a suitable substitute form (or other applicable certificate) that it is not a U.S. person, and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or an intermediate financial institution and furnishes to the applicable withholding agent a copy thereof.
A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or a suitable substitute form (or other applicable certificate) claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.
If interest on the notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed based maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax provided certain certification requirements are met, generally will be subject to U.S. federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if it were a United States person. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments.
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Generally, subject to the discussion below under “—Backup Withholding and Information Reporting,” any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax in the manner described above under “—Payments of Interest”; or
•the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower treaty rate applies) on the amount by which its U.S. source capital gains exceed its U.S. source capital losses.
Backup Withholding and Information Reporting
Under current U.S. Treasury regulations, payors must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.
Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.
Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a “United States person” (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.
Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest income paid on the notes to (a) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary), unless such foreign financial institution complies with the requirements imposed by FATCA to collect and report to the United States substantial information regarding such institution’s U.S. account holders and meets certain other specified requirements or (b) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary), unless such entity certifies that it does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” and such entity meets certain other specified requirements. An intergovernmental agreement between the United States and an applicable foreign country may modify the foregoing requirements.
We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld under FATCA. You should consult your tax advisors regarding FATCA and whether it may be relevant to your purchase, ownership and disposition of the notes.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING
We and Merrill Lynch Canada Inc., CIBC World Markets Inc., RBC Dominion Securities Inc., TD Securities Inc., BNP Paribas (Canada) Securities Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and SG Americas Securities, LLC have entered into an underwriting agreement and a terms agreement with respect to the notes. Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal amount of the notes
CIBC World Markets Inc.	C$	123,500,000
Merrill Lynch Canada Inc.	$123,500,000
RBC Dominion Securities Inc.	$123,500,000
TD Securities Inc.	$123,500,000
BNP Paribas (Canada) Securities Inc.	$39,000,000
Deutsche Bank Securities Inc.	$39,000,000
HSBC Securities (USA) Inc.	$39,000,000
SG Americas Securities, LLC	$39,000,000
Total	C$	650,000,000
To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.
The underwriters are committed to take and pay for all of the notes being offered, if any are taken. Notes sold by the underwriters to the investors will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We estimate that the expenses of the offering that are payable by us, including printing fees, legal and accounting expenses and excluding the underwriting discount, will be approximately C$1.3 million.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the several underwriters may be required to make in respect of those liabilities.
The notes are new issues of securities with no established trading market. The notes will not be listed on any securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. The underwriters may close out any short positions by purchasing notes in the open market. A short position is more likely to be created if underwriters expect that there may be downward pressure on the price of the notes in the open market while the offering is in progress. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
The notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.
The underwriters intend to offer the notes for sale in Canada on a private placement basis only to “accredited investors” that are also “permitted clients” (as such terms are defined under the applicable Canadian provincial securities laws), and on a private placement basis in other parts of the world subject to applicable law, either directly or through affiliates or other dealers acting as selling agents. Resales of the notes in Canada by purchasers will be subject to restrictions under Canadian securities laws.
Sales Outside the United States
Australia
No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.
The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:
(a)the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;
(b)the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;
(c)the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);
(d)the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and
(e)such action does not require any document to be lodged with ASIC or the ASX.
Canada
The notes will be sold in Canada on a private placement basis to “accredited investors” that are also “permitted clients”, each as defined under applicable Canadian provincial securities laws, subject to applicable law.
Each underwriter has, severally and not jointly, represented to and agreed with the Company that it will offer and sell the notes in Canada only to such persons and in such manner that no prospectus need be delivered or filed pursuant to applicable securities laws, regulations, rules, instruments, rulings and orders in each of the provinces of Canada and the applicable policy statements issued by any Canadian securities regulatory authority.
Each underwriter has also, severally and not jointly, represented to and agreed with the Company that such underwriter has not and will not provide to any purchaser of the notes any document or other material that would constitute an offering memorandum within the meaning of applicable Canadian securities laws (other than the Canadian offering memorandum prepared in connection with this offering that incorporates this prospectus supplement and the accompanying prospectus and the documents incorporated by reference therein) with respect to the private placement of the notes in the provinces of Canada.
Dubai
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:
(a)the expression “retail investor” means a person who is one (or more) of the following:
(i)retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”); and
(b)the expression “offer” includes the communication in any form and by any means, presenting sufficient information on the terms of the offer and the notes to be offered, so as to enable an investor to decide to purchase or subscribe for the notes.
Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling packaged retail and insurance based investment products or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. For the avoidance of doubt, whilst this document is referred to as a ‘prospectus supplement’ and there are references herein to a ‘prospectus’, neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.
In the EEA, this prospectus supplement and the accompanying prospectus are only directed at non-retail investors (being persons who are not “retail investors” as defined in this section titled “European Economic Area”) and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, non-retail investors. Any person in the EEA who is a “retail investor” should not act or rely on this prospectus supplement, the accompanying prospectus or either of their contents. Each person in the EEA who purchases any of the notes will be deemed to have represented and warranted that they are a non-retail investor.
The United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For the purposes of this provision:
(a)the expression “retail investor” means a person who is one (or more) of the following:
(i)a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of assimilated law by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”);
(ii)a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of assimilated law by virtue of the EUWA; or
(iii)not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of assimilated law by virtue of the EUWA; and
(b)the expression “offer” includes the communication in any form and by any means, presenting sufficient information on the terms of the offer and the notes to be offered, so as to enable an investor to decide to purchase or subscribe for the notes.
Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of assimilated law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling packaged retail and insurance based investment products or otherwise making them available to retail investors in the UK has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. For the avoidance of doubt, whilst this document is referred to as a ‘prospectus supplement’ and there are references herein to a ‘prospectus’, neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of UK law.
In the UK, this prospectus supplement and the accompanying prospectus are only directed at non-retail investors (being persons who are not retail investors as defined in this section titled “The United Kingdom” who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (c) of the Financial Promotion Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the UK, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, relevant persons. Any person in the UK who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or either of their contents. Each person in the UK who purchases any of the notes will be deemed to have represented and warranted that they are a relevant person.
References in this section titled “The United Kingdom” to UK legislation include any successor legislation to that legislation.
Hong Kong
Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.
Korea
The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular, and (e) we and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Singapore
Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any securities or caused the securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any securities or cause the securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of the issuer’s obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the securities are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA-04 N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.
United Arab Emirates
The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Other Relationships
At any given time, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments of our company or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect current or future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Affiliates of each of the underwriters are parties to our revolving credit facilities, our term loan agreements, our 364-day credit facilities and are also lenders under our commercial paper program for which these underwriters and affiliates have been paid customary fees. In addition, affiliates of certain of the underwriters are dealers under our commercial paper program and may hold commercial paper thereunder, amounts outstanding under which are expected to be repaid with the net proceeds from this offering and, accordingly, will receive a portion of the amounts repaid under the commercial paper program. Furthermore, the underwriters or their affiliates have provided in the past, or are currently providing, other investment and commercial banking and financial advisory services to us and our affiliates. The underwriters or their affiliates may in the future provide various investment and commercial banking and other services to us and our affiliates, for which they would receive customary compensation.
Settlement
Delivery of the notes is expected to be made against payment for the notes on July 3, 2024, which will be the business day following the date hereof (this settlement cycle being referred to as “T+ 4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before the settlement date may be required, by virtue of the fact that the notes initially will settle in T+ 4, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate information into this prospectus supplement “by reference,” which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. These documents contain important information about Mondelēz International and our financial condition, business and results of operations.
We are incorporating by reference the filings of Mondelēz International listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the filing of this prospectus supplement and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:
•our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 2, 2024;
•Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on April 30, 2024;
•our Current Reports on Form 8-K filed with the SEC on February 2, 2024, February 20, 2024, February 21, 2024 and May 22, 2024, and our Current Report on Form 8-K/A filed with the SEC on May 23, 2024; and
•the information responsive to part III of our Annual Report on Form 10-K for the year ended December 31, 2023 provided in our definitive proxy statement on Schedule 14A, filed with the SEC on April 5, 2024.
You may obtain any of these documents from the SEC at the SEC’s Internet website at http://www.sec.gov. You may also obtain a free copy of any of these filings from us by telephoning or writing to us at the following address and telephone number:
Mondelēz International, Inc.
905 West Fulton Market, Suite 200
Chicago, Illinois 60607
Attention: Corporate Secretary
Telephone: (847) 943-4000
THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY FREE-WRITING PROSPECTUS THAT WE PREPARE OR AUTHORIZE CONTAIN AND INCORPORATE BY REFERENCE INFORMATION THAT YOU SHOULD CONSIDER WHEN MAKING YOUR INVESTMENT DECISION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THOSE DOCUMENTS, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS SUPPLEMENT.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE NOTES
The validity of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. McCarthy Tétrault LLP has advised us with respect to the laws of Canada, and Osler, Hoskin & Harcourt LLP has advised the underwriters with respect to the laws of Canada. Certain matters involving the laws of Virginia will be passed upon for us by Hunton Andrews Kurth LLP, our Virginia counsel.

PROSPECTUS
Mondelēz International, Inc.
Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Purchase Contracts
Guarantees
Units

We or selling securityholders may, from time to time, offer to sell debt securities, Class A Common Stock, which we refer to as “common stock,” preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.
Our principal executive offices are located at Mondelēz International, Inc., 905 West Fulton Market, Suite 200, Chicago, Illinois 60607 and our telephone number is (847) 943-4000.
Our common stock is listed on The Nasdaq Global Select Market under the symbol “MDLZ.”
Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2023

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized any other person to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any accompanying prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.
i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using an automatic shelf registration statement, we may, at any time and from time to time, sell securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.
To understand the terms of our securities, you should carefully read this prospectus and the applicable prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information about us and our financial statements. You can read the registration statement and exhibits on the SEC’s website or at the SEC as described under “Where You Can Find More Information.” Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Mondelēz International,” the “Company,” “we,” “us” and “our” refer to Mondelēz International, Inc. and its subsidiaries. Trademarks and servicemarks in this prospectus appear in italic type and are the property of or licensed by us.
References herein to “$,” “U.S. dollars” and “dollars” are to the lawful currency of the United States.
ABOUT THE COMPANY
Mondelēz International’s purpose is to empower people to snack right. We sell our products in over 150 countries around the world. We are one of the world’s largest snack companies with global net revenues of $31.5 billion and net earnings of $2.7 billion in 2022. Our core business is making and selling chocolate, biscuits and baked snacks. We also have additional businesses in adjacent, locally relevant categories including gum & candy, cheese & grocery and powdered beverages. Our portfolio includes iconic global and local brands such as Oreo, Ritz, LU, CLIF Bar and Tate’s Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate.
We strive to create a positive impact on the world and communities in which we operate while driving business performance. Our goal is to lead the future of snacking around the world by offering the right snack, for the right moment, made the right way. We aim to deliver a broad range of delicious, high-quality snacks that nourish life’s moments, made with sustainable ingredients and packaging that consumers can feel good about. We remain committed to driving longstanding and enduring positive change in the world.
We are a Virginia corporation with principal executive offices at 905 West Fulton Market, Suite 200, Chicago, IL 60607. Our telephone number is (847) 943-4000 and our Internet address is www.mondelezinternational.com.
Except for the documents incorporated by reference in this prospectus as described under the “Incorporation by Reference” heading, the information and other content contained on our website are not incorporated by reference in this prospectus, and you should not consider them to be a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services. Our filings are also available on our website at www.mondelezinternational.com.
You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
INCORPORATION BY REFERENCE
The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us and our financial condition, business and results.
We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the filing of this prospectus and prior to the termination of any offering; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below or in a prospectus supplement:
•our Annual Report on Form 10-K for the year ended December 31, 2022 (including the portions of our proxy statement for our 2023 annual meeting of shareholders incorporated by reference therein);
•our Current Reports on Form 8-K filed with the SEC on February 7, 2023 and February 22, 2023; and
•the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 25, 2012, including any amendment or report filed with the SEC for the purpose of updating such description.
We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:
Mondelēz International, Inc.
905 West Fulton Market, Suite 200
Chicago, IL 60607
Attention: Corporate Secretary
Telephone: (847) 943-4000
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE SECURITIES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS DATED FEBRUARY 27, 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have incorporated by reference herein contain “forward-looking statements.” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words, and variations of words, “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue” or any other similar words.
Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results or performance to differ materially from those contained in or implied by our forward-looking statements include, but are not limited to, the following:
•weakness in macroeconomic conditions in our markets, including as a result of inflation (and related monetary policy actions by governments in response to inflation), volatility of commodity and other input costs and availability of commodities;
•geopolitical uncertainty, including the impact of ongoing or new developments in the war in Ukraine, related current and future sanctions imposed by governments and other authorities and related impacts, including on our business operations, employees, reputation, brands, financial condition and results of operations;
•global or regional health pandemics or epidemics, including COVID-19;
•competition and our response to channel shifts and pricing and other competitive pressures;
•pricing actions;
•promotion and protection of our reputation and brand image;
•weakness in consumer spending and/or changes in consumer preferences and demand and our ability to predict, identify, interpret and meet these changes;
•risks from operating globally, including in emerging markets, such as political, economic and regulatory risks;
•the outcome and effects on us of legal and tax proceedings and government investigations, including the European Commission legal matter;
•use of information technology and third party service providers;
•unanticipated disruptions to our business, such as malware incidents, cyberattacks or other security breaches, and supply, commodity, labor and transportation constraints;
•our ability to identify, complete, manage and realize the full extent of the benefits, cost savings or synergies presented by strategic transactions, including our recently completed acquisitions of Ricolino, Clif Bar, Chipita, Gourmet Food, Grenade and Hu, and the anticipated closing of our planned divestiture of our developed market gum business in North America and Europe;

•our investments and our ownership interests in those investments, including JDE Peet’s and KDP;
•the restructuring program and our other transformation initiatives not yielding the anticipated benefits;
•changes in the assumptions on which the restructuring program is based;
•the impact of climate change on our supply chain and operations;
•consolidation of retail customers and competition with retailer and other economy brands;
•changes in our relationships with customers, suppliers or distributors;
•management of our workforce and shifts in labor availability or labor costs;
•compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions;
•perceived or actual product quality issues or product recalls;
•failure to maintain effective internal control over financial reporting or disclosure controls and procedures;
•our ability to protect our intellectual property and intangible assets;
•tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes;
•changes in currency exchange rates, controls and restrictions;
•volatility of and access to capital or other markets, the effectiveness of our cash management programs and our liquidity;
•pension costs;
•significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; and
•the risks and uncertainties, as they may be amended from time to time, set forth in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022, incorporated by reference herein, and our subsequent Quarterly Reports on Form 10-Q.
There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

USE OF PROCEEDS
Unless we otherwise state in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

DESCRIPTION OF DEBT SECURITIES
The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture between us and Deutsche Bank Trust Company Americas, as trustee.
This prospectus briefly describes the material indenture provisions. Those descriptions are qualified in all respects by reference to the actual text of the indenture. For your reference, in the summary that follows, we have included references to section numbers of the indenture so that you can more easily locate these provisions.
The material financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of debt securities being offered. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement.
Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.
Capitalized terms used below are defined under “Defined Terms.”
General
The debt securities will rank equally with all of our other unsecured debt. The indenture does not limit the amount of debt we may issue and provides that additional debt securities may be issued up to the aggregate principal amount authorized by a board resolution. We may issue the debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium. The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering, including the particular amount, price and other terms of those debt securities. These terms will include some or all of the following:
•the title of the debt securities;
•any limit upon the aggregate principal amount of the debt securities;
•the date or dates on which the principal of the debt securities will be payable or their manner of determination;
•if the securities will bear interest:
◦the interest rate or rates;
◦the date or dates from which any interest will accrue;
◦the interest payment dates for the debt securities; and
◦the regular record date for any interest payable on any interest payment date;
◦or, in each case, their method of determination;
•the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

•currency or units of two or more currencies in which the debt securities will be denominated and payable, if other than U.S. dollars, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the debt securities are payable;
•whether the amounts of payments of principal of, and any premium and interest on, the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;
•whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary and the global exchange agent for the global securities, whether permanent or temporary;
•whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;
•if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;
•if denominations other than $1,000 or any integral multiple of $1,000, the denominations in which the debt securities will be issued;
•the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;
•the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid and purchased in whole or in part;
•the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;
•any special tax implications of the debt securities, including whether and under what circumstances, if any, we will pay additional amounts under any debt securities held by a person who is not a United States person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;
•any addition to or modification or deletion of any provisions for the satisfaction and discharge of our obligations under the indenture and specific series of debt securities;
•whether and to what extent the debt securities are subject to defeasance on terms different from those described under the heading “Defeasance”;
•any trustees, paying agents, transfer agents, registrars, depositaries or similar agents with respect to the debt securities;
•if the debt securities bear no interest, any dates on which lists of holders of these debt securities must be provided to the trustee;
•whether the debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;
•any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•whether the debt securities shall be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the debt securities and any corresponding changes to the indenture; or
•any other specific terms of the debt securities.
(Section 301)
We may issue debt securities as original issue discount, or OID, debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price of the securities and the rate at which and the date from which discount will accrete.
We may also issue indexed debt securities. Payments of principal of, and any premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in the prospectus supplement.
Consolidation, Merger or Sale
We have agreed not to consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:
•any successor is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia;
•the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform or observe;
•immediately after the effective date of the transaction, no event of default has occurred and is continuing under the indenture; and
•we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.
The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.
(Section 801)
Waivers Under the Indenture
Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, may on behalf of all holders of that series:
•waive our compliance with certain covenants of the indenture; and
(Section 1009)
•waive any past default under the indenture, except:
◦a default in the payment of the principal of, or any premium or interest on, any debt securities of the series; and

◦a default under any provision of the indenture which itself cannot be modified without the consent of the holders of each affected debt security of the series.
(Section 513)
Events of Default
When we use the term “Event of Default” in the indenture with respect to a particular series of debt securities, we mean any of the following:
•we fail to pay interest on any debt security of that series for 30 days after payment was due;
•we fail to make payment of the principal of, or any premium on, any debt security of that series when due;
•we fail to make any sinking fund payment when due with respect to debt securities of that series;
•we fail to perform any other covenant or warranty in the indenture and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in principal amount of the outstanding debt securities of that series (with a copy to the trustee);
•we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or
•any other event of default that may be specified for the debt securities of the series or in the board resolution with respect to the debt securities of that series.
(Section 501)
The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series.
A default with respect to a single series of debt securities under the indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the indenture. A default under our other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of debt securities of any default and shall be fully protected in so withholding, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 602)
If an Event of Default for any series of debt securities occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may require us upon notice in writing to us, to immediately repay the entire principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities.
If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, then the portion of the principal amount that is determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)
Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)
Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity or security reasonably satisfactory to it. The holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.
The indenture requires us to file each year with the trustee, an officer’s certificate that states that:
•the signing officer has supervised a review of the activities and performance under the indenture; and
•to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the indenture.
The indenture requires us to file with the trustee an officer’s certificate within 30 days of any officer becoming aware of any default specifying such default or Event of Default and what action we are taking or propose to take with respect thereto.
(Section 1005)
A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency. (Section 516)
Payment
We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days that we will specify in accordance with the indenture. We will pay the principal of, and any premium on, registered debt securities only against surrender of those debt securities. Any other payments, including payment on any securities issued in bearer form, will be made as set forth in the applicable prospectus supplement. (Section 307)
Restrictive Covenants
The indenture includes the following restrictive covenants:
Limitations on Liens
The indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the debt securities to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:
•in the case of a Principal Facility, liens incurred in connection with the issuance by a state or its political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;
•liens existing on the date of the indenture;
•liens on property or shares of capital stock existing at the time we or any of our Subsidiaries acquire such property or shares of capital stock, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price, construction or improvement of such property incurred prior to, during, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase of the property or construction or improvement on it; or
•liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the previous bullet points or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.
Notwithstanding the foregoing, we and/or any of our Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing debt securities issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions does not at the time exceed the greater of:
•10% of our Consolidated Net Tangible Assets; or
•10% of our Consolidated Capitalization.
(Section 1007)
Sale and Leaseback Transactions
A Sale and Leaseback Transaction of any Principal Facility is prohibited, unless within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale or the fair value of the property (“value”) is applied to the retirement of long-term non-subordinated indebtedness for money borrowed with more than one year stated maturity, including our debt securities, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the previous paragraph does not exceed the amount stated in the previous paragraph. (Section 1008)
There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities or debt warrants or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our creditworthiness or the value of the debt securities or debt warrants.
Defined Terms
We define “Subsidiaries” as any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries or by us and one or more Subsidiaries. (Section 101)
We define “Principal Facility” as all real property owned and operated by us or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 0.25% of Consolidated Capitalization. (Section 1007)
We define a “Sale and Leaseback Transaction” as the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period. (Section 1008)

We define “Consolidated Net Tangible Assets” as the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in Subsidiaries. (Section 101)
We define “Consolidated Capitalization” as the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:
•current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of our most recent quarterly or annual consolidated balance sheet; and
•deferred income tax liabilities reflected in such consolidated balance sheet.
(Section 101)
Global Securities
We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.
We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.
Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants.
The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.
Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that may hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.
So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:
•will not be entitled to have securities represented by global securities registered in their names;
•will not receive or be entitled to receive physical delivery of securities in definitive form; and
•will not be considered owners or holders of these securities under the indenture.
Payments of principal of, and any premium and interest on, the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of that global security.
Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

We expect that the depositary, after receiving any payment of principal of, and any premium and interest on, a global security, will immediately credit the accounts of the participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.
Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if:
•the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days;
•we deliver to the trustee for securities of such series in registered form a company order stating that the securities of such series shall be exchangeable; or
•an Event of Default has occurred and is continuing with respect to securities of such series.
Unless and until a global security is exchanged in whole or in part for debt securities in definitive certificated form, it may not be transferred or exchanged except as a whole by the depositary.
Registration of Transfer
You may transfer or exchange certificated securities at any office that we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that we are required to pay in connection with a transfer or exchange. (Section 305)
You may effect the transfer of certificated securities and the right to receive the principal of, and any premium and interest on, certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
We are not required to:
•issue, register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the securities of the series selected for redemption and ending at the close of business on the day of the transmission;
•register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part; or
•exchange any bearer securities selected for redemption except if a bearer security is exchanged for a registered security of the same tenor that is simultaneously surrendered for redemption.
(Section 305)
Exchange
At your option, you may exchange your registered debt securities of any series, except a global security, for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.
We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case, we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person’s beneficial interest in the global securities.
Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation. (Section 305)
Defeasance
Unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay the principal of, and any premium and interest on, the debt securities and certain other obligations, at any time by:
•depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and any premium and interest on, the debt securities to their maturity; and
•complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.
In addition, unless otherwise specified in the prospectus supplement, we can terminate all of our obligations, with minor exceptions, under the indenture with respect to the debt securities, including the obligation to pay the principal of, and any premium and interest on, the debt securities, at any time by:
•depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and the interest and any premium on, the debt securities to their maturity; and
•complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.
(Sections 402-404)
Payments of Unclaimed Moneys
Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any debt securities that remain unclaimed for two years will be repaid to us at our written request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (Section 409)
Supplemental Indentures Not Requiring Consent of Holders
Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:
•pledge property to the trustee as security for the debt securities;
•reflect that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;
•cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions with respect to matters or questions arising under the indenture, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;
•issue and establish the form and terms of any series of debt securities as provided in the indenture;

•add to our covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit;
•add any additional event of default and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies;
•change the trustee or provide for an additional trustee;
•provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect;
•add guarantees with respect to the securities of such series or confirm and evidence the release, termination or discharge of any such guarantee when such release is permitted by the indenture; or
•modify the indenture as may be necessary or desirable in accordance with amendments to the Trustee Indenture Act of 1939.
(Section 901)
Supplemental Indentures Requiring Consent of Holders
With the consent of the holders of a majority in principal amount of each series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities of such series. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:
•modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;
•reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;
•change any of our obligations to pay additional amounts under the indenture;
•reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us, or the time when the redemption, repayment or purchase may be made;
•make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;
•reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;
•impair any right of repayment or purchase at the option of any holder of debt securities;
•reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption or adversely affect any applicable right to convert or exchange any debt securities into other securities; or
•reduce the percentage in principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.
(Section 902)
A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption
The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:
•the principal amount being redeemed;
•the redemption date;
•the redemption price;
•the place or places of payment;
•the CUSIP number of the debt securities being redeemed;
•whether the redemption is pursuant to a sinking fund;
•that on the redemption date, interest, or, in the case of OID debt securities, original issue discount, will cease to accrue; and
•if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.
(Section 1104)
On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)
If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair and appropriate, by lot or pro rata, in each case subject to the applicable procedures of the depositary. (Section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)
Concerning the Trustee
Deutsche Bank Trust Company Americas is the trustee under the indenture. Deutsche Bank Trust Company Americas has performed and will perform other services for us and certain of our subsidiaries in the normal course of its business.
Governing Law
The laws of the State of New York govern the indenture and will govern the debt securities. (Section 112)

DESCRIPTION OF COMMON STOCK
We are authorized to issue 5,000,000,000 shares of common stock, without par value, and 500,000,000 shares of preferred stock, without par value. As of January 31, 2023, there were 1,363,306,849 shares of common stock outstanding and 38,218 shareholders of record, and no shares of preferred stock outstanding.
The principal stock exchange on which our common stock is listed is The Nasdaq Global Select Market under the symbol “MDLZ.” All outstanding shares of common stock are validly issued, fully paid and nonassessable.
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, our amended and restated by-laws and applicable Virginia law. Copies of our amended and restated articles of incorporation and our amended and restated by-laws are each incorporated by reference as exhibits to the registration statement on Form S-3 of which this prospectus is a part.
Voting Rights
The holders of our common stock are entitled to one vote on all matters submitted for action by our shareholders. There is no provision for cumulative voting with regard to the election of directors.
Dividend and Other Distribution Rights
Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefor and also are entitled to pro rata distributions in the event of dissolution of the Company.
Other Rights
The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.
The power to alter, amend, or repeal the by-laws or adopt new by-laws is vested in the board of directors, but the by-laws also may be amended or repealed by the shareholders. New by-laws may be adopted by the shareholders and those by-laws may prescribe that they shall not be altered, amended or repealed by the board of directors.
Anti-Takeover Provisions of our Articles of Incorporation, our By-Laws and Virginia Law
Various provisions contained in our amended and restated articles of incorporation, our amended and restated by-laws and Virginia law could delay or discourage some transactions involving an actual or potential change in control of Mondelēz International or our management and may limit the ability of our shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. Provisions in our amended and restated articles of incorporation and our amended and restated by-laws:
•authorize our board of directors to establish one or more series or classes of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;
•do not authorize cumulative voting;
•provide that only a majority of the board of directors or the chairman of the board of directors may call a special meeting of the shareholders, except that the board of directors must call a special meeting upon the request from at least 20% of the combined voting power of the outstanding shares of all classes of our capital stock;
•provide an advanced written notice procedure with respect to shareholder proposals and shareholder nomination of candidates for election as directors; and
•provide that our directors may fill any vacancies on our board of directors, including vacancies resulting from a board of directors resolution to increase the number of directors.

In addition, Virginia law contains provisions governing material transactions (“affiliated transactions”) between us and any holder of more than 10% of any class of our outstanding voting shares (an “interested shareholder”). In general, these provisions prohibit a Virginia corporation from engaging in an affiliated transaction with an interested shareholder for a period of three years following the date such person became an interested shareholder, unless (1) a majority of the disinterested directors and the holders of at least two-thirds of the remaining voting shares approved the affiliated transaction or (2) before the date that the person became an interested shareholder, a majority of the disinterested directors approved the transaction that resulted in the person becoming an interested shareholder. After three years, any such transaction must be at a fair price, as described under Virginia law, or must be approved by the holders of at least two-thirds of the voting shares, other than those beneficially owned by the interested shareholder, or by a majority of the disinterested directors. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, the sale of shares of the corporation or any of its subsidiaries to an interested shareholder having an aggregate fair market value of greater than 5% of the aggregate fair market value of the corporation’s outstanding shares, any dissolution of Mondelēz International proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalization or merger of Mondelēz International with its subsidiaries, that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.
The shareholders of a Virginia corporation may adopt an amendment to the corporation’s articles of incorporation or by-laws opting out of the provisions of Virginia law governing affiliated transactions. Neither our amended and restated articles of incorporation nor our amended and restated by-laws contain a provision opting out of the provisions of Virginia law governing affiliated transactions.
Virginia law also contains provisions relating to “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless (1) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation or (2) the articles of incorporation or by-laws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. As permitted by Virginia law, our amended and restated articles of incorporation contain a provision opting out of the Virginia law regulating control share acquisitions.
Exclusive Forum
Our amended and restated by-laws provide that (a) the state and federal courts within the Commonwealth of Virginia will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of duty owed by any of our current or former directors, officers, employees, shareholders or agents to us or our shareholders, including a claim alleging the aiding and abetting of such a breach of duty, (iii) any action asserting a claim arising pursuant to any provision of the Virginia Stock Corporation Act, our amended and restated articles of incorporation or our amended and restated by-laws, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our amended and restated by-laws, including any right, obligation, or remedy thereunder, (v) any action or proceeding regarding indemnification or advancement or reimbursement of expenses arising out of our amended and restated articles of incorporation, our amended and restated by-laws or otherwise, subject to certain exceptions, (vi) any action asserting a claim governed by the internal affairs doctrine or (vii) any action asserting one or more “internal corporate claims,” as that term is defined in subsection C of Section 13.1-624 of the Virginia Stock Corporation Act, and (b) the federal district courts of the United States of America will be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated by-laws. These choice-of-forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with us or our directors, officers, employees or others, which may discourage such lawsuits. Alternatively, if a court were to find these provisions of our amended and restated by-laws inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions.
Transfer Agent
The transfer agent and registrar for our common stock is EQ Shareowner Services.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units issued by us that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
We may sell the securities offered pursuant to this prospectus in any of the following ways:
•directly to one or more purchasers;
•through agents;
•through underwriters, brokers or dealers; or
•through a combination of any of these methods of sale.
We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.
In addition, to the extent this prospectus is used by any selling security holder to resell any common stock or debt securities, information with respect to the selling security holder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report, which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Chipita Global S.A., Clif Bar & Company, and Ricolino because they were acquired by the Company in purchase business combinations during 2022, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
VALIDITY OF THE SECURITIES
Gibson, Dunn & Crutcher LLP, New York, New York, will pass upon the validity of the debt securities, and Hunton Andrews Kurth LLP, Richmond, Virginia, will pass upon the validity of the shares of common stock.

C$650,000,000 4.625% Notes due 2031
Mondelēz International, Inc.
Joint Book-Running Managers

BofA Securities	CIBC Capital Markets	RBC Capital Markets	TD Securities

Co-Managers

BNP PARIBAS	Deutsche Bank Securities	HSBC	SOCIETE GENERALE